                                                                    Exhibit 10.1

                         AMERICAN ITALIAN PASTA COMPANY
                                 CASH BONUS PLAN

     1. Purpose. The purpose of the Cash Bonus Plan (the "Plan") is to enhance
American Italian Pasta Company's (the "Company") ability to attract, motivate, reward, and retain key employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company's shareholders by providing additional compensation based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding participants based on the performance of the Company.

     2. Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). Each member of the
Committee must be an "outside director" within the meaning of the Regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as
amended (the "Code").

     3. Eligible Employees. The eligible employees who will participate in the
Plan for any Performance Period (defined below) and the performance goals for any Performance Period will both be designated by the Committee in its sole discretion not later than the earlier of the end of the first 25% of the
Performance Period or 90 days after the commencement of the Performance Period.
Those eligible employees who are participants with respect to any period are hereinafter referred to as "Participant". The fact that an employee is eligible for any year does not entitle that employee to be eligible for any other year.

     4. Maximum Bonus. The maximum amount of compensation that may be paid to a
Participant pursuant to this Plan is $2,000,000 per year. All amounts payable under the Plan with respect to a Performance Period shall be paid in a single lump sum at the direction of the Compensation Committee, provided that all such amounts shall be paid no later than the last day of the "applicable 2(1)/2 month period." The "applicable 2(1)/2 month period" is the period ending on the later of the 15th day of the third month following the end of the Participant's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture or the 15th day of the third month following the end of the Company's first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

     5. Performance Goals. Awards to Participants will be based on performance goals, which shall provide for a targeted level or levels of achievement using one or more of the following predetermined measurements determined by the
Committee (in its sole discretion) to be applicable to a Participant with respect to an Award, and such measures must be defined by the Committee to be objectively determinable so that a third party having knowledge of the relevant performance results could calculate the amount to be paid: (a) earnings (either in the aggregate or on a per-share basis); (b) net income (before or after taxes); (c) operating income or margin; (d) cash measures, including cash flow
(operating cash flow or cash position) and cash generation; (e) return measures
(including return on investment, assets, equity or sales); (f) earnings before or after taxes, before or after interest and before or after depreciation and amortization; (g) gross revenues; (h) share price or performance (including growth measures and total stockholder return or attainment by the Shares of a specified value for a specified period of time); (i) capital expenditure containment or improvement in capital structure; (j) productivity; (k) expenses
(operating expense, expense management, expense ratios, expense efficiency ratios, other expense measures of cost containment, including, medical casualty and workers compensation costs); (l) net economic value; (m) market share; (n)
dividends paid or payable; (o) borrowing levels, leverage ratios, credit rating, accounts receivable, inventory, lost time, accidents or safety; (p) financing
(issuance of debt or equity) or refinancing; (q)completion of transactions intended to enhance the financial performance of the Company; (r) measures of customer satisfaction, acquisition or retention; (s) employee relations
(surveys, employee claims) and retention, generally or with respect to any category of employees; (t) planning accuracy measured by comparing planned results to actual results; (u) sales of particular products or services; (v)
supervision of litigation and information technology; (w) compliance goals
(social goals, diversity goals, safety programs, regulatory or legal compliance). Such measurements may be designated by the Committee to include or exclude extraordinary and/or other items and may be measured against an absolute target, change in the measure, or the performance of the same measure by one or more peer companies or indices designated by the Committee. Such measurements may be designated by the Committee to be determined on a Company-wide basis, with respect to any one or more business units, products or other portions of the Company, or on a per share (diluted or not diluted) basis. The Performance
Goals may differ from Participant to Participant and from award to award. The
Committee shall designate the period for which the Performance Goals will be measured (the "Performance Period").

     6. Certification. Prior to payment of a bonus with respect to a Performance
Period, the Committee must certify in writing that the performance goals and other material terms of the Plan for the Performance Period have been met and satisfied.

     7. Vesting. A Participant shall forfeit an award if the Participant is not employed by the Company in a position that requires the performance of substantial services on the date the bonus would otherwise be paid by the
Company, except that (a) the Committee may specify otherwise; and (b) if the
Participant dies or becomes disabled during the period beginning on the first day of the Performance Period and ending on the date of payment of the bonus for such Performance Period, then such Participant shall be entitled to the pro rata share of the bonus for such Performance Period that he or she would have received if he or she had remained employed in a position that requires the performance of substantial services. Such pro rata share will be the number of full days during the Performance Period that precede the date of death or disability, divided by 365. "Disability" or "Disabled" shall mean that the
Participant is: (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve
(12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the
Participant's employer.

     8. Clawback. If the Company is required to restate any of its financial statements filed with the Securities and Exchange Commission, other than restatements due solely to facts external to the Company and its affiliates such as a change in accounting principles or a change in securities laws or regulations with retroactive effect; then the Committee may direct the Company to seek to recover or require reimbursement of any bonus paid pursuant to this
Plan to the extent all or part of the Performance Period to which such bonus related was included in the period(s) covered by the restated financial statements, and such bonus exceeded the amount that would have been paid for such Performance Period if it had been based upon the restated financial statements. In exercising its discretion to cause the Company to seek to recover or require reimbursement of any amounts as a result of any restatement pursuant to this section, the Committee may give consideration to, among other relevant factors, the level of Participant's responsibility or influence, as well as the level of others' responsibility or influence, over the judgments or actions that gave rise to the restatement.

     9. Amendment or Termination. The Committee may amend or terminate the Plan at any time in its discretion; provided, however, that no amendment or termination of the Plan may affect any award made under the Plan prior to that time.

     10. Shareholder Approval. This Plan is being submitted to the shareholders of the Company for approval, in accordance with section 162(m) of the Code.

     11. Books and Records; Expenses. The books and records to be maintained for the purpose of the Plan shall be maintained under the supervision and control of the Committee. All calculations and financial accounting matters relevant to this Plan shall be determined in accordance with GAAP, except as otherwise directed by the Committee. All expenses of administering the Plan shall be paid by the Company from the general funds of the Company.

     12. Beneficiaries. Each Participant shall have the right to designate in writing a beneficiary (a "Beneficiary") to succeed to his right to receive payments hereunder in the event of his death. In case of a failure of designation or the death of a designated Beneficiary without a designated successor, payments shall be made to the Participant's estate. Beneficiaries may be changed by the Participant in writing without the consent of any prior
Beneficiaries.

     13. No Attachment. To the extent permitted by law, the right of any
Participant or any Beneficiary in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

     14. No Liability. No member of the Board or of the Committee and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to his own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.

     15. No Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this
Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     16. No Guarantee of Employment. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the service of the
Company or to interfere with the right of the Company to discharge any
Participant, for or

without cause, at any time, regardless of the effect which such discharge shall have upon such individual as Participant in the Plan.

     17. Governing Law. This Plan shall be construed in accordance with the laws of the State of Missouri.

     18. Interpretation of Plan. The Committee shall have sole and absolute discretion and authority to interpret all provisions of this Plan and to resolve all questions arising under this Plan; including, but not limited to, determining whether any person is eligible under this Plan, whether any person shall receive any payments pursuant to this Plan, and the amount of any payments to be made pursuant to this Plan. Any interpretation, resolution or determination of the Committee shall be final and binding upon all concerned and shall not be subject to review.

     19. Withholding. Prior to the delivery of any payment pursuant to this
Plan, the Company shall have the power and the right to deduct or withhold or require a Participant to remit to the Company, an amount sufficient to satisfy
Federal, state and local taxes (including the Participant's FICA obligation)
required to be withheld with respect to such delivery.

     20. Not Exclusive. The Company may provide for and pay bonuses outside the terms of this Plan.